Exhibit 10.23

Director

Oragenics, Inc.

Notice of Grant of Stock Options

and Stock Option Award Agreement

Dear [insert name of Director]

Oragenics, Inc. hereby grants you Stock Options to purchase up to [______] shares of our Common Stock (the “Stock Options”), subject to the terms and conditions set forth in this Notice of Grant, the Terms and Conditions attached hereto as Appendix A and terms of the Oragenics, Inc. 2012 Equity Incentive Plan, as amended. The key terms of the Stock Options granted to you are as follows.

Number of Shares: Under these Stock Options, you may purchase up to [_____] shares of Common Stock.

Exercise Price: The purchase price for your Stock Options shall be $[__] per share.

Date of Grant: The “Date of Grant” for your Stock Options is [________].

Vesting Schedule: Your Stock Options will be exercisable only after they become “vested.” Vesting is subject to your continued performance of services for Oragenics through the following vesting dates.

Vesting Date	Vested Percentage of Shares	Total Number of Purchasable Shares

Not ISOs: These Stock Options are not “incentive stock options” under the federal tax laws.

Expiration Date: If not previously exercised or forfeited, the Stock Options shall expire on [__________].

Your signature below acknowledges your agreement that these Stock Options granted to you are subject to all of the terms and conditions contained in Appendix A and the Plan. PLEASE BE SURE TO READ APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF YOUR AWARD.

Please sign one copy of this Stock Option Agreement (the other copy is for your files) and return the signed copy to me no later than [_______________, 20__].

ORAGENICS, INC.

Date	M

Director

Print name:____________________	Date

Director

APPENDIX A

TERMS AND CONDITIONS OF STOCK OPTIONS

1. Grant. Oragenics, Inc. (the “Company”) has granted the Director of the Company named in the attached Notice of Grant (the “Director”) stock options to purchase the number of shares of the Company’s Common Stock, $.001 par value per share (“Common Stock”), specified in the Notice of Grant attached hereto and incorporated into this Award Agreement by reference. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

The Stock Options granted under this Award Agreement are not intended to be Incentive Stock Options covered by Section 422 of the Code.

2. Incorporation of the 2012 Incentive Plan. The Stock Options have been granted pursuant to the provisions of the Company’s 2012 Equity Incentive Plan, and the terms and definitions of the 2012 Equity Incentive Plan are incorporated into this Award Agreement by reference and made a part of this Award Agreement. The Director acknowledges receipt of a copy of the 2012 Equity Incentive Plan.

3. Purchase Price. The price per share to be paid by the Director for the shares purchased pursuant to these Stock Options (the “Exercise Price”) shall be as specified in the Notice of Grant. This Exercise Price shall be an amount not less than the Fair Market Value of a share of Common Stock as of the Date of Grant (as defined in the Plan and specified in the Notice of Grant).

4. Exercise Terms. The Stock Options shall become vested and exercisable in the amounts and at the time(s) described in vesting schedule set forth in the Notice of Grant. The Stock Options shall become vested and exercisable only if the Director continues to regularly perform services for the Company as a Director through the vesting dates set forth in the vesting schedule in Notice of Grant.

The Director must exercise the Stock Options for at least 100 shares, or, if less, the full number of shares shown as Purchasable Shares in the vesting schedule in the Notice of Grant as to which the Stock Options remain unexercised.

If the Stock Options are not exercised with respect to all or any part of the shares subject to the Stock Options prior to the expiration date specified in the Notice of Grant (which shall be no later than ten (10) years from the date of grant), the Stock Options shall expire and any shares with respect to which the Stock Options were not exercised shall no longer be Purchasable Shares subject to the Stock Options.

5. Option Non-Transferable. No Stock Options shall be transferable by the Director other than by will or the laws of descent and distribution or, in the case of non-Incentive Stock Options, pursuant to a Qualified Domestic Relations Order or as otherwise permitted pursuant to Section 11.7 of the 2012 Equity Incentive Plan. During the lifetime of the Director, the Stock Options shall be exercisable only by such Director (or by such Director’s guardian or legal representative, should one be appointed).

6. Notice of Exercise of Option. The Stock Options may be exercised by the Director or by the Director’s administrators, executors or personal representatives, by a written notice signed by the Director, or by such administrators, executors or personal representatives, and delivered or mailed to the Company to the attention of the President, Chief Executive Officer or such other officer as the President or Chief Executive Officer may designate. Any such notice shall:

(a) specify the number of shares of Common Stock which the Director or the Director’s administrators, executors or personal representatives, as the case may be, then elects to purchase hereunder,

(b) contain such information as may be reasonably required pursuant to Section 11 below, and

(c) be accompanied by (i) a certified or cashier’s check or, if acceptable to the Committee, a recourse note payable to the Company, in payment of the total Exercise Price applicable to such shares as provided herein, (ii) shares of Common Stock owned by the Director and duly endorsed or accompanied by stock transfer powers having a Fair Market Value equal to the total Exercise Price applicable to such shares purchased under this Agreement, (iii) shares otherwise issuable upon exercise of the Stock Options having a Fair Market Value equal to the total Exercise Price applicable to such shares purchased under this Agreement or (iv) a certified or cashier’s check or, if acceptable to the Committee, a recourse note payable to the Company, accompanied by the number of shares of Common Stock whose Fair Market Value when added to the amount of the check or note equals the total Exercise Price applicable to the shares being purchased under this Agreement.

Upon receipt of any such notice and accompanying payment, and subject to the terms hereof, the Company agrees to issue to the Director or the Director’s administrators, executors or personal representatives, as the case may be, stock certificates for the number of shares specified in such notice registered in the name of the person exercising the Stock Options.

7. Issuance of Stock Certificates for Shares. The stock certificates for any shares of Common Stock issuable to the Director upon exercise of the Stock Options shall be delivered to the Director (or to the person to whom the rights of the Director shall have passed by will or the laws of descent and distribution) as promptly after the date of exercise as is feasible, but not before the Director has paid the option price for such shares.

8.       Termination of Service on Board. Except as otherwise specified in the Notice of Grant for the Stock Options covered by this Agreement, in the event the Director ceases to serve as a member of the Board of Directors of the Company before the Stock Options are exercised or expire, the Director may exercise the vested portion of the Stock Options at any time within the period of thirty six (36) months after such termination of service on the Board, to the extent of the number of shares which were Purchasable Shares under the vesting schedule in the Notice of Grant at the date of such termination.

9. Death of Director. In the event of the Director’s death while performing services as a member of the Board of Directors of the Company or within thirty (36) months after termination of such services , the appropriate persons described in Section 6 of this Agreement or persons to whom all or a portion of the Stock Option is transferred in accordance with Section 5 of this Agreement may exercise the Stock Options at any time within a period ending on the earlier of (a) the last day of the thirty six (36) month period following the Director’s death or (b) the expiration date of the Stock Options specified in the Notice of Grant. If the Director was actively serving on the Board at the time of death, any unvested rights to acquire shares pursuant to the Stock Options shall immediately vest and the Stock Options may be so exercised to the extent of the number of shares that were Purchasable Shares under the vesting schedule in the Notice of Grant at the date of death. If the Director’s services on the Board terminated prior to his or her death, the Stock Options may be exercised only to the extent of the number of shares covered by the Stock Options which were Purchasable Shares under the vesting schedule in the Notice of Grant at the date of such termination.

10. Compliance with Regulatory Matters. The Director acknowledges that the issuance of capital stock of the Company is subject to limitations imposed by federal and state law, and the Director hereby agrees that the Company shall not be obligated to issue any shares of Common Stock upon an attempted exercise of this Stock Options that would cause the Company to violate law or any rule, regulation, order or consent decree of any regulatory authority (including without limitation the SEC) having jurisdiction over the affairs of the Company. The Director agrees that he or she will provide the Company with such information as is reasonably requested by the Company or its counsel to determine whether the issuance of Common Stock complies with the provisions described by this Section 10.

11. Adjustment in Option. The number of Shares subject to these Stock Options, the Exercise Price and other matters are subject to adjustment during the term of the Stock Options in accordance with Section 4.3 of the 2012 Equity Incentive Plan.

12. Rights Prior to Issuance of Certificates. Neither the Director nor any person to whom the rights of the Director shall have passed by will or the laws of descent and distribution shall have any of the rights of a shareholder with respect to any shares of Common Stock until the date of the issuance to him of certificates for such Common Stock as provided in Section 7 above.

13. Miscellaneous.

(a) This Agreement shall be binding upon the parties hereto and their representatives, successors and assigns.

(b) This Agreement shall be governed by the laws of, the State of Florida.

(c) Any requests or notices to be given hereunder shall be deemed given, and any elections or exercises to be made or accomplished shall be deemed made or accomplished, upon actual delivery thereof to the designated recipient, or three days after deposit thereof in the United States mail, registered, return receipt requested and postage prepaid, addressed, if to the Director, at the most recent mailing address provided to the Company in writing, and, if to the Company, to the executive offices of the Company at, 4902 Eisenhower Blvd., Suite 125, Tampa, Florida 33634 or at such other addresses that the parties provide to each other in accordance with the foregoing notice requirements.

(d) This Agreement may not be modified except in writing executed by each of the parties to it.

(e) This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

(f) Neither this Agreement nor the Stock Options confer upon the Director any right with respect to continuance of services for the Company.

14. Minimum Stock Ownership. The Director acknowledges and agrees that director shall be subject to a minimum dollar value stock ownership holding requirement of six times the then applicable annual board retainer for directors (the “Minimum Stock Ownership Amount”) and that Director shall be precluded from the sale of any shares of Company common stock owned by Director through equity awards received from the Company having a then value that is equal to or less than the Minimum Stock Ownership Amount. By way of example, if the Director’s annual board retainer is $45,000, Director could not sell any shares of Company common stock held (including shares able to be acquired by way of exercise of stock options that have vested) if the sale would cause Director to fall below $270,000 in value of the Company common stock owned (or eligible to be acquired by the exercise of stock options that have vested and that are in-the-money). If Director does not own in excess of $270,000 in Company common stock at such time, then such Director would be required to hold the shares (either owned or eligible to be acquired by exercise of vested options) until such time as the value exceeded the $270,000 amount and then Director would only be permitted to sell such amount of Company common stock having a value in excess of $270,000. Director shall follow the Company’s pre-clearance requirements prior to any contemplated sale of Company stock in furtherance of the compliance with this section and Director shall not sell any Company common stock owned by Director unless such sale has been first cleared in advance by the Company including as to the Minimum Stock Ownership Amount.  For the avoidance of doubt, any shares acquired by the Director outside of awards under the Plan shall not be subject to the Minimum Stock Ownership Amount.